SAFETY-KLEEN CORP. 1998 MANAGEMENT INCENTIVE PLAN



      The Directors of Safety-Kleen Corp. have heretofore decided to compensate their officers and key management personnel under a compensation plan that will include base salary plus incentive bonus. The purpose of the incentive plan is to supplement by incentive bonuses the remuneration for officers and key management personnel which is competitive externally, equitable internally, and properly rewarding for performance in the responsibility assigned. On the recommendation of the Compensation Committee, the following Management Incentive Plan is hereby established for officers and key management personnel of the Company.

I.    CALCULATION OF MANAGEMENT INCENTIVE FUND

      Each year the Board of Directors will establish a Target for the year and create an incentive fund, consisting of both a formula and discretionary fund.

      A.    CALCULATION OF FORMULA ELEMENT OF THE PLAN

            The Target will be based on any one or more of the following criteria or a combination thereof: 1) net earnings; 2) earnings per share; 3) earnings before interest, taxes, depreciation and/or amortization; 4) pre-tax operating income; 5) return on equity; 6) return on assets; 7) cash flows; 8) return on invested capital; 9) Economic Value Added (EVA); and 10) total shareholder return. The Criteria will be determined and attached to this document no later than March 1, 1998.


      B.    CALCULATION OF THE DISCRETIONARY ELEMENT OF THE PLAN

            In addition to the fund created by the above calculations, an additional fund consisting of an amount not exceeding 50% of the formula amount will be available for discretionary incentive allocations.

II.   ALLOCATION OF FUNDS

      A.    DETERMINATION OF PLAN PARTICIPANTS

            Determination of who will participate in the Plan will be determined by the Compensation Committee (Committee). The Chief Executive Officer/Chairman of the Board (Chairman) and the President/COO (President) in consultation with other corporate officers, will make recommendations to the Committee. Eligibility will be in accordance with job responsibility and salary grade. The list of job classifications to be included in the Plan will be submitted for the approval of the Committee.

      B.    DETERMINATION OF INDIVIDUAL FUND SHARES

            The percentage share formula incentive fund for each officer participant will be recommended by the President and the Chairman and submitted to the Compensation Committee for its approval at the beginning of each calendar year. Non-officer participant percent shares will be developed by the President and the Chairman in consultation with other officers.


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      C.    PAYMENT OF ANNUAL INCENTIVE

            The individual share calculations for the formula incentive resulting from the above calculation, together with the recommended discretionary share, which can range from 0% to 50% of the formula amount, shall be submitted to the Compensation Committee for its final approval.

            The President and the Chairman will recommend the discretionary amount for each officer based on his analysis of each individual's performance during the year. A non-officer participant's discretionary share will be recommended by the participant's immediate supervisor for approval by the President and the Chairman.

III.  INCENTIVE PLAN PARTICIPATION AND COMMUNICATIONS

      The President and the Chairman shall notify the Compensation Committee of the Board regarding officers and the key management position that will be included in the Plan for the current year. Such a list should be determined as early as possible in any fiscal year and no later than the end of the first quarter of each fiscal year. Early identification of participants is desirable to provide maximum opportunity for communicating throughout the year regarding company performance and each individual participant's related bonus opportunity, thereby maximizing the effectiveness of the Incentive Plan.

IV.   GENERAL PROVISIONS

      A.    PLAN ELIGIBILITY

            To be eligible to participate under the plan, an officer or employee must be actively employed with the company on the last working day of the year for which the year's compensation is payable; provided, that in the event a participant's employment is terminated prior to year-end by reason of death occurring after June 1, his share of the formula incentive fund will be adjusted on the basis of his full-year share, prorated for the period of his actual employment.

      B.    LESS THAN FULL-YEAR'S EMPLOYMENT

            In the event a participant's employment commences after January 1st and before October 1st, adjustment of his share of the formula incentive fund will be on the basis of his full share, prorated for the period of the participant's actual employment. Participants hired after October 1st will not receive an award for the current year.


V.    CHANGE OF CONTROL

      A. In the event of a Change of Control, the Company shall pay or cause to be paid to each eligible participant as of the date of the Change of Control a bonus ("the Guaranteed Bonus") for each performance period which ends after the Change of Control. "Performance Period" means each period of time designated in accordance with any bonus arrangement ("Bonus Plan") which is based upon performance and approved by the Board or any committee of the Board. The Guaranteed Bonus shall be at least equal to the greatest of:

            1. The On Plan Bonus, which shall mean the cash bonus which the Participant would accrue under any Bonus Plan for the Performance Period for which the Guaranteed Bonus is awarded ("Current Performance Period") as if the performance achieved 100% of plan established pursuant to such Bonus Plan


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                  and the maximum level of discretionary portion is achieved;

            2. The Actual Bonus, which shall mean the cash bonus which the Participant would accrue under any Bonus Plan for the Current Performance Period if the performance during the Current Performance Period were measured by actual performance and the maximum level of discretionary portion is achieved; and

            3. The Historical Bonus, which shall mean the bonus that the Participant accrued in the last Performance Period that ended before the Change of Control.


      B.    "Change of Control" means the occurrence of any of the following:


            1. any person (as such term is used in Rule 13(d)-5 of the SEC under the 1934 Act) or group (as such term is defined in Section 13(d) of the 1934 Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, becomes the beneficial owner of twenty percent (20%) or more of the common stock of the Company or of Voting Securities representing 20% or more of the combined voting power of all Voting Securities of the Company;

            2. Within a period of twenty-four (24) months or less, the individuals who, as of any date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board unless at the end of such period, the majority of individuals then constituting the Board were nominated upon recommendation of a majority of the Incumbent Directors.

            3. Approval by the stockholders of the Company of any of the following:

                  a) a merger, reorganization or consolidation ("Merger") with respect to which the individuals and entities who were the respective beneficial owners of the stock and Voting Securities of the Company immediately before such Merger do no, after such Merger, beneficially own, directly or indirectly, more than 80 percent (80%) of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportion as their ownership immediately before such Merger, or

                  b)    the sale or other disposition of all or
                        substantially all of the assets of the Company.


VI.   FINAL RESPONSIBILITY FOR PLAN ADMINISTRATION

      A. Notwithstanding the foregoing provisions, all matters pertaining to the administration of this Plan, including but not limited to the determination of the Fund amount, selection of participants, amounts of awards to be paid to individual participants, and other policy matters, shall be within the sole discretion of the Board of Directors.

      B. Nothing in this document is to be construed as to provide for a duplicative payment under the Change of Control Severance Agreement for any participant covered by such an agreement.

      C. This plan may be revoked, amended or revised by the Board of Directors of the Company. In the event that the Plan is revoked, amended or revised during the Plan year, participants will be paid a bonus pro-rated to the date the Plan is revoked, amended or revised based upon the Plan formula. A discretionary award will be granted that is no less than the discretionary award granted in the previous year as determined by the Board of Directors.


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                                   APPENDIX 1

                   1998 MANAGEMENT INCENTIVE PLAN BASED ON EVA


The Compensation Committee has adopted EVA as the basis for determining Management Incentive Plan Bonuses for 1998. The On Plan or Target bonus pool for 1998 is $5,633,000. The individual formula shares and participation schedule were also adopted.

      A. Expected EVA improvement is the dollar amount by which EVA must increase in any plan year relative to the actual EVA achieved in the prior plan year, in order for target bonuses to be funded

            Expected EVA improvement is an estimate of investor's expectations for Safety-Kleen operating performance. This estimate is derived based on the relationship between Safety-Kleen's market capitalization, its Capital, and its current EVA as of a certain date.

      B.    EVA INTERVAL

            The EVA Interval represents the amount of deviation from Expected EVA Improvement that doubles (positive deviation) or eliminates (negative deviation) target bonuses.

            The EVA Interval reflects the inherent volatility of a business to ensure that short-term cyclical business changes do not result in extreme positive or negative bonus declarations. The effect of a volatility based interval is that: (1) zero bonuses are declared for performance at about the 15th percentile of potential outcomes; and
            (2) Two times target bonuses are declared for performance at about the 85th percentile of potential outcomes.

            The EVA Interval for Safety-Kleen is initially based on the volatility of Safety-Kleen stock and the relationship of stock price to EVA improvement. The EVA Interval in future plan years will change in proportion to the aggregate target bonus pool. This maintains a consistent share of incremental EVA improvement between management and the shareholders.


      C.    BONUS BANK

            Declared bonuses for participants will be paid from a Bonus Bank. A participant's declared bonus in a given year will be deposited into the Bonus Bank (and thereby added to any existing Bonus Bank balance). (Exhibit 1)

            Bonuses will be paid from the Bonus Bank as follows:

            1. 100% of available Bonus Bank balance will be paid up to the participant's target award;

            2. an additional 1/3 of any excess positive Bonus Bank balance will also be paid in the given year;

            the remaining 2/3 of any excess positive Bonus Bank balance will remain in the Bonus Bank, to be paid out in future years based on future EVA performance of the participant's EVA business unit.


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            APPENDIX 1 (CONTINUED)


      A.    BONUS BANK BALANCES UPON TERMINATION

            In cases of terminations due to retirement at or after attainment of age 55, death, disability, reduction in force, or the sale or closing of a plant or EVA business unit, all positive Bonus Bank balances attributable to a terminating participant will be paid in full at the end of the plan year of termination.

            Bonus Bank balances are forfeitable upon termination for any reason not delineated above.

      B.    TRANSFERS

            A plan participant who is transferred from one EVA business unit to another EVA business unit during a plan year will receive bonus declarations and payments according to the following rules:

            1. The award declared for the year of the transfer will be determined according to the full year EVA results of both EVA business units in which the participant worked during the plan year, and pro rated based on the number of months of service in each EVA business unit.

            2. Any positive or negative bonus bank balance will be carried over.






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                                    EXHIBIT 1


               NOTE: THIS EXAMPLE REFLECTS THE SAFETY-KLEEN CORP.
                     CONSOLIDATED TARGET AND BONUS INTERVAL.

                                   ASSUMPTIONS
  ---------------------------------------------------------------------------

 Base Salary                  $100,000   Plan Year EVA(R) ($000s)    1,055.0
 Target Award %                    30%   Prior Year Actual EVA(R)    (6,445.0)
 Target EVA Award              $27,000   Expected EVA(R) Improvement 6,500.0
 Beginning Bonus Bank Balance   $5,000   EVA(R) Interval             12,500.0



                        CALCULATION OF BONUS DECLARATION
  ---------------------------------------------------------------------------

                  Plan Year EVA              $1,055.0
            -     Prior Year Actual EVA      (6,445.0)
                                             ---------
            =     EVA Improvement            7,500.0
            -     Expected EVA Improvement   6,500.0
                                             -------
            =     Excess EVA Improvement     1,000.0
            /     EVA Interval               12,500.0
                                             --------
            =     Performance Multiple       8.0%
            +     Target Multiple            100.0%
                                             ------
            =     Bonus Multiple             108.0%
            x     Target Bonus               27,000.0
                                             --------
            =     Bonus Declaration          29,160.0


                                     [CHART]
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                              EXHIBIT 1 (CONTINUED)


                            CALCULATION OF BONUS PAID
   ---------------------------------------------------------------------------

                  Beginning Bonus Bank Balance        $5,000.0
            +     Plan Year Bonus Declaration         29,160.0
                                                      --------
            =     Available Bonus Bank Balance        34,160.0
            -     Target Bonus                        27,000.0
                                                      --------
            =     Excess Bonus Bank Balance            7,160.0

                  Payment up to Target Bonus          27,000.0
            +     1/3 Excess Bonus Bank Balance        2,386.7
                                                      --------
            =     Plan Year Payment                   29,386.7

                  Available Bonus Bank Balance        34,160.0
            -     Plan Year Payment                   29,386.7
                                                      --------
            =     Ending Bonus Bank Balance            4,773.3